Exhibit 10.22

BAKER HUGHES, A GE COMPANY

EXECUTIVE OFFICER SHORT TERM INCENTIVE COMPENSATION PLAN

1.	Purposes of the Plan

The purpose of the Baker Hughes, a GE company Executive Officer Short Term Incentive Compensation Plan is to motivate and reward eligible Executive Officers by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals. Certain awards under the Plan may be intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m). The Plan shall become effective on the Effective Date and shall remain in effect until it has been terminated pursuant to Section 9(e).

2.	Definitions

(a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or General Electric Company.

“Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Targets with respect to a Performance Period, as determined by the Committee pursuant to Section 6(a).

“Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means:

(i) If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein;

(ii) If no such agreement exists, or if such agreement does not define Cause:

(1) the Participant’s material failure to perform his or her employment duties for the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness);

(2) the Participant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(3) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company or its Affiliates;

(4) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or its Affiliates or results in material harm to the Company or its Affiliates; or

(5) any other act or omission that constitutes Cause, as determined in the reasonable, good faith discretion of the Committee.

“Change in Control” means:

(i) any person (as such term is used in Section 13(d) of the Exchange Act) or persons acting together in a manner which would constitute such persons a “group” for purposes of Section 13(d) of the Exchange Act acquires and “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, General Electric Company or any of their Affiliates, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates;

(ii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, any direct or indirect spin-off, split-off or similar transaction involving Company securities by any stockholder of the Company to its stockholders, including pursuant to a Permitted Spin Transaction (as defined in the Amended & Restated Operating Agreement of Newco LLC), shall not constitute a Change in Control. With respect to an Award that is subject to Section 409A and for which payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

“Committee” shall mean a committee of the Board acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of members that are “outside directors” as defined in Section 162(m) of the Code. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 3(d).

“Company” means Baker Hughes, a GE company, a Delaware corporation, and any successor thereto.

“Disability” means the inability to perform any job for which the Participant is reasonably suited by means of education, training or experience.

The disability of the Participant shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as chosen by the Committee, and a fair evaluation of the Participant’s ability to perform the Participant’s duties. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment as a result of the Participant’s Disability, no such termination will constitute a Disability for purposes of the Plan unless such event also constitutes a “disability” as defined under Section 409A.

“Effective Date” means the business day immediately prior to the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12 of Exchange Act with respect to any class of the Company’s equity securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

“Executive Officers” means an individual who is an executive officer pursuant to Rule 3b-7 under the Exchange Act.

“Good Reason” means

(i) If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Good Reason, the definition contained therein;

(ii) If no such agreement exists, or if such agreement does not define Good Reason, Good Reason means the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant’s knowledge of the applicable circumstances):

(1) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; provided, however, that any reduction in authorities, duties or responsibilities resulting merely from a Change in Control of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(2) a material reduction in the Participant’s base salary; or

(3) a geographical relocation of the Participant’s principal office location by more than 50 miles.

“Maximum Award” means as to any Participant for any Plan Year, $10,000,000. The Maximum Award limit shall be pro-rated for any Award payable with respect to a Performance Period that is shorter than one year.

“Participant” means those Executive Officers of the Company or its Subsidiaries (excluding employees participating for the Plan Year in any other short-term incentive plan of the Company or an Affiliate) who are selected by the Committee to receive an Award for the Plan Year.

“Performance Criteria” means the performance criteria upon which the Performance Targets for a particular Performance Period are based. In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m), the Performance Criteria may include, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee for the Award: net earnings; earnings per share; net income (before or after taxes); stock price (including growth measures and total shareholder return); return measures (including return on net capital employed, return on assets, return on equity, or sales return); earnings before or after interest, taxes, depreciation and/or amortization; dividend payments; gross revenues; gross margins; expense targets; cash flow return on investments, which equals net cash flows divided by owner’s equity; internal rate of return or increase in net present value; working capital targets relating to inventory or accounts receivable; planning accuracy (as measured by comparing planned results to actual results); net sales growth; net operating profit; cash flow (including operating cash flow and free cash flow); and operating margin, subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

With respect to Awards that are not intended to constitute qualified performance-based compensation under Section 162(m), the Committee may establish Performance Targets based on any Performance Criteria it deems appropriate.

Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

“Performance Targets” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Targets shall be based upon one or more Performance Criteria. Performance Targets may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

“Performance Period” means the period established by the Committee over which Performance Targets are measured, which, unless otherwise indicated by the Committee, shall be the Plan Year.

“Plan” means the Baker Hughes, a GE company Executive Officer Short Term Incentive Compensation Plan, as amended from time to time.

“Plan Year” means the Company’s fiscal year.

“Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

“Section 162(m)” means Section 162(m) of the Code.

“Section 162(m) Determination Date” means the earlier of: (i) the 90th day of the Performance Period; or (ii) the date on which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcomes of the Performance Targets are substantially uncertain.

“Section 409A” means Section 409A of the Code.

“Subsidiary” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

“Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.

(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a) Committee. The Plan shall be administered by the Committee, which, in addition to the other express powers conferred on the Committee by the Plan, shall have full power and authority, subject to applicable Law and to the express provisions hereof, to: (i) select Participants; (ii) grant Awards in accordance with the Plan; (iii) determine the terms and conditions of each Award, including, without limitation, Performance Periods, Performance Targets, and the effect or occurrence, if any, of termination of employment or leave of absence with the Company or any of its Affiliates or a Change in Control of the Company; (iv) subject to Sections 5(b), 6(a) and 9(e), amend the terms and conditions of an Award after the granting thereof; (v) make factual determinations in connection with the administration or interpretation of the Plan; (vi) adopt, prescribe, establish, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan; (vii) employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom; (viii) vary the terms of Awards to take into account tax laws (or changes thereto) and other regulatory requirements or to procure favorable tax treatment for Participants; (ix) correct any defects, supply any omission or reconcile any inconsistency in the Plan; and (x) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan.

(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan and any document delivered under the Plan.

(c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d) Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority, except to a subcommittee thereof, to make Awards to individuals whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m). Notwithstanding the foregoing, no person to whom authority has been delegated pursuant to this Section 3(d) shall make any Award to himself or herself or to any other person to whom authority to make Awards has been so delegated.

(e) Liability of Committee and its Delegates. Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates pursuant to Section 3(d)) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in accordance with applicable law in the manner provided in the Company’s by-laws and any indemnification agreements as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(f) Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility and Participation

(a) Eligibility. The individuals entitled to participate in the Plan shall be those Executive Officers of the Company or its Subsidiaries (excluding employees participating for the Plan Year in any other short-term incentive plan of the Company) who are selected by the Committee to receive an Award for the Plan Year.

(b) Participation. The Committee, in its discretion, shall select the persons who shall be Participants for the Performance Period. In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m), such selection shall be made no later than the Section 162(m) Determination Date. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

(c) New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award. The amount of any Award paid to such Participant shall not exceed that proportionate amount of the Maximum Award set forth in the definition of “Maximum Award”.

(d) Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.	Terms of Awards

(a) Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Targets for the Performance Period. In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m), such determination shall be made no later than the Section 162(m) Determination Date.

(b) Determination of Performance Targets and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish the Performance Targets for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Targets for the Performance Period. The Performance Targets shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant. In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m), all such actions shall be completed by no later than the Section 162(m) Determination Date, and the Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications for specified types of events or circumstances approved by the Committee in advance, provided that no such adjustment shall be made if the effect would be to cause such Awards to fail to qualify as qualified performance-based compensation under Section 162(m)).

6.	Payment of Awards

(a) Determination of Awards; Certification.

(i) Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Targets have been achieved or exceeded. If the minimum Performance Targets established by the Committee are not achieved, no payment will be made.

(ii) To the extent that the Performance Targets are achieved, the Committee shall determine, and in the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) shall certify in writing, the extent to which the Performance Targets applicable to each Participant have been achieved and shall then determine the amount of each Participant’s Award.

(iii) In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying negative discretion if, in its sole discretion, such reduction or elimination is appropriate. In the case of Awards other than Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m), the Committee may also exercise its discretion to increase the amount of an Award to the extent that it believes that circumstances so warrant.

(iv) In no event shall the amount of an Award for any Plan Year exceed the Maximum Award.

(b) Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 6(a) for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholdings. In no event shall such payment be made later than the March 15 following the date the Committee certifies that the Performance Targets have been achieved.

(c) Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.	Termination of Employment

(a) Employment Requirement. Except as otherwise provided in Section 7(b) and subject to a Participant’s employment agreement with the Company or an Affiliate, if a Participant’s employment terminates for any reason prior to the date that Awards are paid, all of the Participant’s rights to an Award for the Performance Period shall be forfeited. However, the Committee, in its sole discretion, may pay a Pro-rated Award, subject to the Committee’s certification that the Performance Targets for the Performance Period have been met. Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.

(b) Termination of Employment Due to Death or Disability. Unless a Participant’s employment agreement with the Company or an Affiliate states otherwise, if a Participant’s employment is terminated by reason of his or her death or Disability during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid his or her Target Award (in the case of termination during a Performance Period) or the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid (in the case of termination following a Performance Period but before Awards were paid). In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Target Award or Award, as applicable, will be made within sixty (60) days following the employment termination (in the case of termination during a Performance Period) or at the same time and in the same manner as Awards are paid to other Participants (in the case of termination following a Performance Period but before Awards were paid).

(c) Termination Without Cause, for Good Reason. Unless a Participant’s employment agreement with the Company or an Affiliate states otherwise, if a Participant’s employment is terminated without Cause (other than due to death or Disability) or for Good Reason during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant will be paid a Pro-rated Award (in the case of termination during a Performance Period) or the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid (in the case of termination following a Performance Period but before Awards were paid). Payment of such Pro-rated Award or Award, as applicable, will be made at the same time and in the same manner as Awards are paid to other Participants.

8.	Change in Control

Unless a Participant’s employment agreement with the Company or an Affiliate states otherwise, if a Participant’s employment is terminated without Cause or for Good Reason during the 12-month period following a Change in Control, the Participant will receive an amount equal to his or her Target Award for the year of termination multiplied by a fraction, the numerator of which equals the number of days that have elapsed since the beginning of the Performance Period through and including the date of termination and the denominator of which equals the number of days in the Performance Period. Amounts paid pursuant to this Section 8 will be paid within sixty (60) days following the employment termination.

9.	General Provisions

(a) Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Tax Withholding. The Company or an Affiliate, as appropriate, shall have the right to deduct from all payments made to a Participant any applicable taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) with respect to such payments.

(c) Non-Transferability. A Participant’s rights and interests under the Plan, including any Award previously made to such Participant or any amounts payable under the Plan may not be assigned, pledged, or transferred, except, in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution or pursuant to a domestic relations order.

(d) No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any person any right to be retained in the employ of the Company or any of its Affiliates, or to interfere with or to limit in any way the right of the Company or any of its Affiliates to terminate the employment of such person at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time.

Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Affiliates, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(e) Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part, provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) shall be effective unless approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment.

(f) Unfunded Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

(g) Section 162(m). Unless otherwise determined by the Committee, or expressly provided herein, in the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) to ensure the maximum deductibility by the Company of the payment of such Awards.

(h) Section 409A. It is intended that, except for payments which a Participant has elected to defer pursuant to Section 6(c), payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.

(i) Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(j) Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(k) Clawback. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan and any payments made pursuant to the Plan shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

(l) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(m) Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.